Exhibit 10.3

CONSULTING AGREEMENT

Agreement entered into this 7th day of October, 2013, by and between Robert J. Nielson (Nielson) and New Century Resources Corporation (NCR).

In consideration of the mutual covenants contained herein and for other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	NCR desires to retain the services of Nielson and Nielson is desirous of accepting the appointment as an Independent Consultant to NCR.

2.
NCR hereby retains Nielson as an Independent Consultant for a period of 1 year from date. The term of this Agreement shall automatically be extended for additional one-year periods from the date of this Agreement, and on each subsequent anniversary date under the same terms and conditions set forth herein unless NCR gives the Nielson written notice that it does not wish to extend the term of this Agreement delivered not less than 30 days prior to the anniversary date.

3.
NCR agrees to pay Nielson as compensation on a monthly basis the sum of $3,000 per month, Nielson understands and acknowledges the current financial position of NCR and agrees to have the foregoing compensation accrued for up to any period not exceeding three months time.

4.
Nielson agrees to act at the direction of Management of NCR and its Board of Directors; to handle such matters that require financial statement preparation for NCR, legal representation, SEC compliance, SEC filings, state and federal compliance and such other matters assigned to Nielson by Management or the Board, and to otherwise devote his attention, time, knowledge and skills on an “as needed” basis, and shall at all times do so in good faith, with best efforts, and to the reasonable satisfaction of NCR.

5.
This Agreement may not be terminated, except for misconduct or gross negligence on the part of Nielson or NCR, or in the event of death or disability, for a period of 1 year, and may otherwise not be modified or amended except in writing by both parties hereto.

6.
Nielson shall be entitled to reimbursement of expenses authorized and reasonable incurred in the performance of his duties and functions under this Agreement. In order to receive reimbursement, Nielson must provide NCR with an itemized account of all expenditures, along with suitable receipts therefore. NCR agrees to reimburse Nielson for all such expenditures within 15 days of submittal of receipts for same.

7.	In the event NCR adopts an employee stock option plan, bonus plan, profit sharing arrangement or retirement benefits, the same shall be made available to Nielson on the same basis.

8.
Nielson agrees not to disclose or communicate, in any manner, proprietary information about NCR, its operation, processes, formulas, clientele, or any other proprietary information that relate to the business of NCR including, but not limited to, the names of its customers, its marketing strategy, operations, or any other information of any kind which would be deemed confidential, a trade secret, a secret formula or of any information made the subject of a  Confidentiality and Non-Disclosure Agreement. Nielson understands that any breach of this provision would constitute misconduct and be a material breach of this Agreement. To the extent Nielson feels that he needs to disclose confidential information; he may do so only after being authorized to do so in writing by NCR.

9.
Nielson agrees to adhere to all those lawful policies, procedures, rules and regulations set forth by NCR. To the extent that NCR’s policies, procedures, rules and regulations conflict with the terms of this Agreement, the specific terms of this Agreement will control.

10.
Nielson agrees that all those records and accounts maintained during the course of employment are the property of NCR, shall remain current and be maintained at NCRs place of business. NCR represents and warrants that this Agreement and the execution hereof has been duly authorized by its Board of Directors at a Special Meeting thereof held on the 7th day of October, 2013.

11.
Nielson hereby agrees to indemnify, defend, save, and hold harmless NCR, shareholders, officers, directors, and other NCR agents, from and against all claims, liabilities, causes of action, damages, judgments, attorneys fees, court costs, and expenses which NCR may incur as a result of the claim for gross negligence or misconduct of Nielson related to Nielsons performance of this Agreement, failure to perform job functions or duties as required, or while engaging in any activity outside the scope of this Agreement, before, during and after the termination of this Agreement. Nielson understands that this obligation of indemnification survives the expiration or termination of this Agreement. Nielson and NCR agree to first mediate and then submit to binding arbitration any claims each may have against the other, of any nature whatsoever, other than those prohibited by law, pursuant to the rule of the American Arbitration Association.

12.
NCR and Nielson agree that should any action, claim or litigation be instituted by either party against the other, that the prevailing party will be entitled to all of its expenses related to such action, claim or litigation including, but not limited to, reasonable attorney’s fees and costs, both before and after judgment.

13.
Nielson agrees that any notices that are required to be given under this Agreement shall be given in writing and shall be deemed to have been duly given or delivered when, sent by certified mail, return receipt requested, to the principal place of business for NCR or residence of Nielson, which is: 986 E Wheeler Farm Cv, Salt Lake City, UT 84121.

14.
This Agreement supersedes any and all prior Agreements or understandings between the parties. No other agreements, covenants, representations, or warranties, express or implied, oral or written, may be relied upon have been made by the parties concerning this Agreement.

WHEREFORE, the parties have executed this Agreement as of the date first above written.

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Robert J. Nielson, Consultant

NEW CENTURY RESOURCES CORPORATION

________________________________
By: George Christodoulou, President